EXHIBIT 99.1

NEWS RELEASE

Contact:

Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and Corporate Communications	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9079	+1.650.575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports Third Quarter and Nine-month

Financial and Operational Results

Wellesley, MA, November 2, 2006 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported its financial results for the third quarter and nine months ended September 30, 2006.

Third Quarter Results

Coley reported a net loss attributable to common shareholders in the third quarter of 2006 of $8.5 million versus $10.8 million in the same period of 2005. The reduction in net loss for the quarter is primarily attributed to an increase in interest income of $0.6 million and a decrease in research and development expenses of $2.0 million, partially offset by an increase in general and administrative expenses of $0.8 million.

•	Total revenues were $5.1 million in the third quarter of 2006 compared to $4.9 million in the same period of 2005. Revenues increased in 2006 primarily as a result of revenue recognized under Coley’s licensing agreement with Pfizer Inc.

•	Research and development expenses totaled $11.0 million for the third quarter of 2006 versus $13.0 million in the same period of 2005. The $2.0 million decrease in quarterly research and development expenses was primarily related to a decrease in stock-based compensation expense.

•	General and administrative expenses amounted to $3.4 million in the third quarter of 2006 compared to $2.6 million in third quarter of 2005. The $0.8 million increase in quarterly general and administrative expenses is primarily attributable to the costs of being a public company and market research study expenses.

As of September 30, 2006, unrestricted cash, cash equivalents and marketable securities totaled approximately $114 million. Common shares outstanding as of September 30, 2006 totaled approximately 26.3 million shares.

Financial Results for Nine Months Ended September 30, 2006

For the nine months ended September 30, 2006, Coley reported a net loss attributable to common shareholders of $24.6 million versus $33.0 million in the same period of 2005. The reduction in net loss is primarily attributed to an increase in collaborative revenue of $5.6 million and interest income of $3.1 million, partially offset by an increase in general and administrative and royalty expenses of $1.3 million.

•	Net loss attributable to common shareholders for the nine months ended September 30, 2005, most of which constituted a period prior to our initial public offering, reflected our private company capital structure and includes a $2.0 million charge related to the accretion of previously outstanding redeemable convertible preferred stock.

•	Total revenues were $15.0 million for the nine months ended September 30, 2006 compared to $10.4 million in the same period of 2005. Revenues increased in 2006 primarily as a result of revenue recognized under Coley’s licensing agreement with Pfizer Inc, which became effective in May 2005. Associated with this revenue increase was a $0.7 million increase in third party royalty expense.

•	Research and development expenses totaled $32.7 million for the nine months ended September 30, 2006 versus $32.5 million in the same period of 2005. Drug and clinical development expenses increased $5.5 million for the nine months ended September 30, 2006 over the same period in 2005 as Coley increased its investment in the development of its TLR Therapeutic programs, offset by a decrease of $4.8 million in stock-based compensation expense and a $0.8 decrease in government program expense.

•	General and administrative expenses amounted to $9.4 million for the nine months ended September 30, 2006 compared to $8.8 million for the same period in 2005. The $0.6 million comparative increase in the nine month general and administrative expenses is primarily attributable to the costs of being a public company.

2006 year to date cash used by operations was $28.3 million compared to $19.6 million of cash provided by operations in the same period of 2005. The $47.9 million change resulted primarily from receipt in 2005 of a $50 million upfront payment from Pfizer under the license agreement.

Third Quarter Events

During the third quarter, Coley and its partners continued to make progress in the clinical development of TLR Therapeutics for cancer and Hepatitis C virus (HCV) infection.

Coley’s partner, Pfizer, continues to evaluate PF-3512676 (CPG 7909) in multiple clinical trials as a potential new cancer treatment.

•	Enrollment continues in two Phase III clinical trials evaluating PF-3512676 for the first-line treatment of individuals with advanced non-small cell lung cancer (NSCLC). Pfizer is now enrolling patients for these two pivotal trials at more than 200 clinical centers around the world.

•	In the third quarter, Pfizer began enrolling patients in three supportive Phase II clinical trials of PF-3512676. These Phase II clinical trials will evaluate the clinical effectiveness and safety of combining PF-3512676 with Avastin® (bevacizumab), Tarceva® (erlotinib) or Alimta® (pemetrexed) for first- or second-line treatment of NSCLC.

•	In addition, Pfizer is conducting a Phase I clinical trial of PF-3512676 in combination with chemotherapy in treatment naïve NSCLC patients in Japan.

Coley provided updates on the development of ACTILON™, the company’s first-in-class TLR9 agonist for the treatment of HCV.

•	At the 57th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), held in Boston, MA from October 27-31, 2006, updated safety and treatment response data were presented from the company’s 12-week Phase Ib clinical study of ACTILON in various combinations with pegylated interferon and ribavirin. Among treatment refractory (relapsed) patients, the triple combination of ACTILON plus pegylated interferon and ribavirin therapy was generally well tolerated, and most adverse events were categorized as transient and consistent with administration of an immunomodulatory agent.

•	In addition, of the fourteen patients who started treatment with ACTILON plus pegylated interferon and ribavirin, 7 patients were viral negative after 12 weeks and continued to receive treatment for up to an additional 36 weeks.

•	At week 24, 7 patients were HCV viral negative. These patients will reach 48 weeks by the close of 2006.

•	Coley is currently conducting a randomized, controlled, three-arm 48-week Phase II clinical trial evaluating two different dose levels of ACTILON in combination with pegylated interferon and ribavirin among the null responder subset of the treatment-refractory HCV population. The company reported that, while all patients enrolled in this study have not yet reached 12 weeks of treatment, no meaningful differences in viral load reduction have been observed between any of the treatment arms to date. However, ACTILON did appear to induce dose-dependent increases in certain biomarkers.

•	The positive safety profile and the dose-dependent immune responses we have observed in clinical trials to date suggest that ACTILON may be effective in the partial responder population. To explore this, Coley is expanding enrollment of the ongoing 48-week clinical trial to include this subset of treatment-refractory patients. Coley expects to have preliminary 12-week data from this trial on both the treatment refractory null and partial responders in the first half 2007.

Coley also provided a positive update on the status of the patent interference proceeding with Dynavax Technologies.

•	In October, the US Court of Appeals for the Federal Circuit denied the petition by Dynavax Technologies, Inc. and the University of California for rehearing of a July 2006 decision which dismissed a challenge to Coley’s issued US Patent No. 6,207,646. This Coley patent covers a method for treating allergies using a vaccine comprising an immunomodulatory oligonucleotide and an allergen.

2006 Financial Guidance and Clinical Trials Outlook

Coley adjusted its full year financial guidance for net loss, cash burn and year end cash, cash equivalents and marketable securities based on nine month financial results and on the timing and cost of ongoing and planned clinical trials. Coley estimates its full-year 2006 net loss to be in the range of $34 million to $37 million and estimated cash burn to be between $38 million to $41 million. Cash, cash equivalents and marketable securities at December 31, 2006 are estimated to range from $102 million to $105 million.

Additionally, Coley’s decision to start a Phase IIb clinical trial with ACTILON in the treatment refractory patient population is being deferred from 2006 to 2007.

Investor Update Call

Coley will be hosting a conference call and webcast on November 2, 2006 at 4:30 p.m. U.S. Eastern Time with company management to discuss the company’s corporate and clinical development activities and financial results for the third quarter 2006.

To access the live audio broadcast or the subsequent archived recording of the call, please visit the Investor Center section of the Coley website at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either +1-866-510-0676 in the U.S. +1-617-597-5361 outside the U.S. and typing in the passcode 88864282. A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 23085370. The archived webcast and replay of the call will be available through November 16, 2006.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases and asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline, and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics, including the timing of availability of results from clinical trials, and anticipated financial results for the remainder of 2006. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials, including the risk that results from early-stage clinical trials of Coley’s product candidates under development may not be repeated in later-stage clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

All trademarks and/or registered trademarks in this release are the property of their respective holders.

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Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and marketable securities	$113,908	$142,986
Accounts receivable	709	2,100
Deferred royalty fees	6,739	8,254
Property and equipment, net	4,814	4,532
Acquired intangible assets, net	997	1,117
Other assets	2,958	2,235

Total assets	$130,125	$161,224

Liabilities and Shareholders’ Equity
Current liabilities	$7,355	$8,906
Deferred revenue (current and long-term)	44,677	54,642
Note payable and capital lease obligations	3,468	3,415
Other long-term liabilities	403	375
Shareholders’ equity	74,222	93,886

Total liabilities and shareholders’ equity	$130,125	$161,224

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue
Collaborative agreements	$4,387	$3,932	$12,395	$6,768
Government contracts and grants	701	1,014	2,619	3,669

Total revenue	5,088	4,946	15,014	10,437

Operating expenses
Research and development	10,966	13,020	32,685	32,451
General and administrative	3,413	2,623	9,385	8,814
Royalty expense	539	504	1,599	933

Total operating expenses	14,918	16,147	43,669	42,198

Loss from operations	(9,830)	(11,201)	(28,655)	(31,761)

Other income, net	1,346	727	4,051	733

Net loss	(8,484)	(10,474)	(24,604)	(31,028)
Accretion of redeemable convertible preferred stock	—	(351)	—	(1,984)

Net loss attributable to common shareholders	$(8,484)	$(10,825)	$(24,604)	$(33,012)

Net loss per share attributable to common shareholders
Basic and diluted net loss per share attributable to common shareholders	$(0.32)	$(0.71)	$(0.94)	$(5.68)

Weighted average shares used to compute basic and diluted loss per share attributable to common shareholders	26,314	15,155	26,203	5,816

Note 1: The outstanding preferred stock of the Company and guaranteed payment of in kind dividends to Series F preferred stockholders automatically converted into 17,003,547 shares of common stock upon the completion of the Company’s initial public offering on August 9, 2005.

Note 2: Effective January 1, 2006, the Company adopted FAS 123 (R), “Share Based Payment”. Accordingly, for the three and nine months ended September 30, 2006, stock-based compensation was accounted for under FAS 123 (R), while for the three and nine months ended September 30, 2005, stock-based compensation was accounted for under APB No. 25, “Accounting for Stock Issued to Employees.” The cumulative effect of the adoption of FAS 123 (R) did not have a material impact on the financial statements.

Note 3: The following table shows stock-based compensation expense included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2006 and 2005.

	(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Research and development	$627	$3,264	$1,880	$6,688
General and administrative	731	695	2,102	3,895

Total stock-based compensation expense	$1,358	$3,959	$3,982	$10,583

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Net cash (used in) provided by operating activities	$(28,335)	$19,614

Cash flows from investing activities
Net purchases/maturities of marketable securities	3,078	10,013
Purchases of property and equipment	(672)	(317)
Release of restricted cash	46	102

Net cash provided by investing activities	2,452	9,798

Cash flows from financing activities
Principal payments of capital lease obligations	(714)	(1,306)
Proceeds from issuance of common stock	—	110,835
Proceeds from stock option exercises	537	349
Proceeds from repayment of shareholder note	44	21

Net cash (used in) provided by financing activities	(133)	109,899

Exchange rate effect on cash and cash equivalents	442	(580)

Net (decrease) increase in cash and cash equivalents	(25,574)	138,731
Cash and cash equivalents, beginning of period	85,911	13,190

Cash and cash equivalents, end of period	$60,337	$151,921